EXHIBIT 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of March 27, 2014, by and between George L. Nash, Jr. (the “Employee”) and URS E&C Holdings, Inc. (the “Company”).

Recital

WHEREAS, Employee is and has been employed pursuant to the Employment Agreement between Employee and the Company, entered into as of September 29, 2011, as amended pursuant to the First Amendment to the Employment Agreement Between George L. Nash, Jr. and URS E&C Holdings, Inc., effective December 14, 2012 (collectively, the “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Employee in an executive position, and Employee is willing to accept such employment by Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree to amend and restate the Employment Agreement in its entirety, thereby superseding it and any and all prior employment agreements or amendments thereto, as follows:

1. Term of Employment.

(a) Basic Rule. The Company agrees to employ Employee, and Employee agrees to remain in employment with the Company, from the date hereof until the date on which Employee’s employment terminates pursuant to Subsections 1(b), (c), (d), (e) or (f) below.

(b) Termination By Company Without Cause. The Company may terminate Employee’s employment at any time without Cause (as defined below) and for any reason or no reason whatsoever by giving Employee thirty (30) days’ advance notice in writing.

(c) Termination By Company For Cause. The Company may terminate Employee’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean:

(i) A willful failure or omission of Employee to substantially perform Employee’s duties hereunder, other than as a result of the death or Disability (as defined below) of Employee;

(ii) A willful act by Employee that constitutes gross misconduct or fraud;

(iii) Employee’s conviction of, or plea of guilty or “no contest” to, a felony or any misdemeanor involving dishonesty;

(iv) Employee’s intentional disobedience of orders or directives of the Chief Executive Officer (the “CEO”) of URS Corporation, a Delaware corporation (“URS Delaware”), or his designee, or of the Board of Directors of URS Delaware, or a duly appointed committee thereof (collectively, the “Board”); or

(v) Employee’s material breach of any agreement with the Company.

(d) Resignation By Employee. Employee may terminate Employee’s employment by giving the Company thirty (30) days’ advance notice in writing.

(e) Death of Employee. Employee’s employment shall terminate automatically and immediately in the event of Employee’s death.

(f) Disability. Subject to applicable law, the Company may terminate Employee’s employment due to Disability by giving Employee thirty (30) days’ advance notice in writing. For all purposes under this Agreement, “Disability” shall mean that, as determined by the Company in its sole discretion, Employee, at the time such notice is given, has performed none of Employee’s duties under this Agreement for a period of not less than one hundred eighty (180) consecutive days as a result of Employee’s incapacity due to physical or mental illness. In the event Employee resumes the performance of substantially all of Employee’s duties hereunder before termination of Employee’s active employment under this Section 1(f) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(g) Rights Upon Termination. Except as expressly provided in Sections 6 and 7 herein, upon the termination of Employee’s employment pursuant to this Section 1, Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 3, 4 and 5 for the period preceding the effective date of the termination, which shall include all accrued and unused vacation. The payments under this Agreement shall fully discharge all responsibilities of the Company, URS Delaware, and their respective parent, subsidiary and affiliated corporations and related entities (collectively, “URS” and, individually, a “URS Entity”) to the Employee.

(h) Employment By Affiliate. The employment of Employee shall not be considered to have terminated for purposes of this Agreement if Employee is employed by any URS Entity.

(i) Termination of Agreement. This Agreement shall terminate on the earlier of the fifth anniversary of the date of this Agreement, the date when all obligations of the parties hereunder have been satisfied, or such earlier date as it is terminated pursuant to the express provisions of this Agreement.  The time period from the date of this Agreement until such termination of this Agreement shall hereinafter be referred to as the “Term.”

(j) "At Will" Employment. Employee’s employment relationship with the Company, whether during or after the Term, will be "at will." If Employee’s employment with the Company continues after the Term, Employee will no longer be entitled to the rights and benefits provided by this Agreement, including, without limitation, the Change in Control Payment, Severance Payment, or Severance Benefits, as those terms are defined below.

2. Duties and Scope of Employment.

(a) Position. The Company agrees to employ Employee in an executive position as the Vice President of URS Delaware and President of the Energy and Construction business of URS for the term of Employee’s employment under this Agreement. Employee shall report to the CEO or his designee, and shall serve in such positions on behalf of URS and perform such duties consistent with an executive position for URS as may be required by the CEO or his designee. It is anticipated that Employee’s duties will require Employee to travel frequently and extensively. The location of Employee’s principal office shall be in the Denver metropolitan area or such other location as may be mutually agreed between the Company and Employee (the “Principal Office”). If the Principal Office is changed by the Company, the Company shall reimburse reasonable relocation expenses of Employee in accordance with generally applicable policies of the Company.

(b) Obligations. During the term of Employee’s employment under this Agreement, Employee shall devote Employee’s full business efforts and time to URS and shall not render services to any other person or entity without the prior written consent of the CEO or his designee. The foregoing, however, shall not preclude Employee from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investments that do not interfere or conflict with Employee’s responsibilities to the Company or (iii) serving on the boards of directors of other companies provided that prior written approval for such service is obtained from the CEO or his designee and that such service does not interfere or conflict with Employee’s responsibilities to the Company.

(c) Resignation From Other Positions. Immediately upon request by the Company, before or after the termination of the employment of Employee, Employee shall resign from any and all positions Employee holds as director, officer, employee, advisor, trustee, nominee, agent for service of process, attorney-in-fact or similar position with respect to any URS Entity, and shall execute, verify, acknowledge, swear to and deliver any documents and instruments reasonably requested by the Company or required to reflect such resignation.

3. Base Compensation and Target Bonus.

During the term of Employee’s employment under this Agreement, the Company agrees to pay Employee as compensation for Employee’s services a base salary at an annual rate of Five Hundred Fifty Thousand Dollars ($550,000), or at such higher rate as the Company may determine from time to time in its sole discretion. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual rate of compensation specified in this Section 3, as increased by the Company from time to time in its sole discretion, is referred to in this Agreement as “Base Compensation.”) In addition, during the term of Employee’s employment under this Agreement, the Company agrees that Employee shall participate in the Company’s written annual bonus plan, pursuant to the terms and conditions of such plan, with a target bonus percentage of at least one hundred percent (100%) of Base Compensation. (The annual target bonus percentage specified in this Section 3, as increased by the Company from time to time in its sole discretion, is referred to in this Agreement as “Annual Target Bonus.”)

4. Employee Benefits, Stock Options, and Incentive Compensation, and Other Compensation Plans and Programs.

During the term of Employee’s employment under this Agreement, Employee shall be eligible to participate in the employee benefit plans, stock option and other equity-based incentive and compensation plans maintained with respect to employees of the Company, and other executive incentive and compensation programs, subject in each case to: (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board or other person administering such plan or program, (ii) determinations by URS, the Board or any such person as to whether and to what extent Employee shall so participate or cease to participate, as such determinations are indicated in writing, and (iii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of URS.

5. Business Expenses.

In accordance with the Company’s generally applicable policies, (i) during the term of Employee’s employment under this Agreement, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with Employee’s duties hereunder, and (ii) the Company shall reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation.

6. Certain Terminations of Employment Following Change in Control.

(a) Definition. For all purposes under this Agreement, “Change in Control” shall mean that, after the date of this Agreement, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), through the acquisition or aggregation of securities, becomes the beneficial owner, directly or indirectly, of securities of URS Delaware representing more than fifty percent (50%) of the combined voting power of the then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors of URS Delaware.

(b) Good Reason. For all purposes under this Agreement, “Good Reason” shall mean that Employee has incurred a reduction in Employee’s Base Compensation or Annual Target Bonus.

(c) Change in Control Payment and Severance Benefits. If, during the Term and within one year after the occurrence of a Change in Control, either (i) Employee voluntarily resigns Employee’s employment for Good Reason or (ii) the Company terminates Employee’s employment for any reason other than Cause or Disability, and (iii) such termination of employment is a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Employee shall be entitled to receive a severance payment from the Company (the “Change in Control Payment”) and in addition shall be entitled to Severance Benefits in accordance with Subsection 7(a)(ii).  No Change in Control Payment shall be made in case of termination of employment of Employee by reason of resignation of Employee other than for Good Reason, death of Employee, or any other circumstance not specifically and expressly described in the immediately preceding sentence.  The Change in Control Payment shall be in an amount determined under Section 6(d) below and shall be made in a lump sum within ninety (90) days following Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of such Separation from Service, the Change in Control Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon Employee’s release becoming effective in accordance with its terms as described in Section 8.  The Change in Control Payment shall be:  (i) in lieu of any further accrual of benefits under Section 4 with respect to periods subsequent to the date of the employment termination, and (ii) in lieu of any entitlement to a Severance Payment (as defined in Subsection 7(a)(i) below).

(d) Amount of Change in Control Payment. The amount of the Change in Control Payment shall be equal to two hundred percent (200%) of the Employee’s Base Compensation, as in effect on the date of the Change in Control.

(e) Incentive Programs. If, during the Term and within one year after the occurrence of a Change in Control, either (i) the Employee voluntarily resigns Employee’s employment for Good Reason, or (ii) the Company terminates Employee’s employment for any reason other than Cause or Disability, then as of the date of such termination Employee shall become fully vested in all awards heretofore or hereafter granted to Employee under all incentive compensation, deferred compensation, bonus, stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by URS, except if and to the extent specifically provided to the contrary under the terms of any such plan or any specific grant or award made to Employee under any such plan.

(f) No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6 (whether by seeking new employment or in any other manner), nor shall any such payment or benefit be reduced by earnings or benefits that Employee may receive from any other source.

7. Other Terminations of Employment.

(a) Severance Payment and Severance Benefits. In the event that, during the Term, (i) either the Company terminates Employee’s employment for any reason other than Cause or Disability, or Employee voluntarily resigns Employee’s employment for Good Reason within one (1) month of the occurrence of the event constituting Good Reason, and (ii) such termination of employment constitutes a Separation from Service, and (iii) Section 6 does not apply, then as severance:

(i) The Company shall pay an amount (“Severance Payment”) in a lump sum equal to one hundred percent (100%) of Employee’s Base Compensation as in effect on the date of employment termination.  The Severance Payment shall be paid within ninety (90) days following Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such Separation from Service, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon Employee’s release becoming effective in accordance with its terms as described in Section 8.

(ii) Either (X) for the period of one (1) year following such termination, the Company shall pay or reimburse Employee for medical, dental and vision insurance premiums required to be paid by Employee for such one (1) year period to obtain continuation coverage for the Employee and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the meaning of Section 4980B(f)(2) of the Code, provided the Employee elects such continuation coverage, or (Y) the Employee may elect to participate, at Employee’s cost, in the Company’s existing retiree health plan, if any, upon the Employee meeting the plan’s eligibility requirements upon termination.  Whether Employee selects COBRA continuation coverage under clause (X) above or enrollment in the Company retiree health plan under clause (Y) above (which the Employee understands are mutually exclusive), provided Employee converts his basic term life insurance coverage at the time of termination, the Company also shall cause the basic term life insurance coverage then provided to Employee by the Company, if any, to be continued for such one (1) year period following any such termination (or, if such coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent such termination, then, at the Company’s election, the Company may either provide the equivalent of such basic term life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would have incurred absent such termination, or pay to Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination) (payments and benefits under this Subsection 7(a)(ii), collectively “Severance Benefits”).  If the Company elects to pay Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue the basic term life insurance, such payments shall be subject to the same restrictions with respect to timing of such payments that are applicable to Severance Payments set forth in Subsection 7(a)(i) in addition to the restrictions applicable to Severance Benefits set forth under this Subsection 7(a)(ii).  The amount of any in-kind benefits provided under this Subsection 7(a)(ii) with respect to life insurance coverage (or expenses eligible for reimbursement, if applicable) during a calendar year may not affect the in-kind benefits to be provided (or expenses eligible for reimbursement, if applicable), in any other calendar year.  Any and all payments due to Employee under this Subsection 7(a)(ii) with respect to life insurance premiums with respect to a given calendar year shall be payable no later than December 31 of the succeeding calendar year.

(b) Termination of Severance Benefits. All Severance Benefits shall be discontinued completely as of the date when Employee returns to employment or self-employment, whether full- or part-time, with an entity that offers any group health insurance coverage to its employees or independent contractors, regardless of whether such coverage is equivalent to the insurance coverage contemplated by the Severance Benefits.

(c) No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7, nor, except as provided in Section 7(b), shall any such payment or benefit be reduced by earnings or benefits that Employee may receive from any other source.

8. Change in Control Payment, Severance Payment and Severance Benefits Conditioned Upon Execution of Effective Release of Claims.

Notwithstanding any of the foregoing to the contrary, in no event shall the Company be required to make any payment or provide any benefit pursuant to Section 6 or 7 above (except for payments of accrued salary and accrued and unpaid vacation as required by law) unless and until Employee executes and delivers to the Company a General Release substantially in the form of Exhibit A, and such release becomes effective in accordance with its terms no later than ninety (90) days following the termination of employment date; provided, however, that pending such execution and delivery of such a release by Employee, the Company will advance for the account of Employee premiums required to be paid during the period during which the effectiveness of the release is pending if necessary to avoid lapse with respect to the Employee within such period of a group dental, health, vision or disability policy to which Severance Benefits provided under Subsection 7(a)(ii) relate, which advance shall be repaid by Employee upon expiration of (i) the period during which Employee is permitted to consider whether to execute the release (if Employee does not execute the release) or (ii) the period during which the effectiveness of the release is pending (if Employee executes the release but does not allow it to become effective in accordance with its terms).

9. Certain Additional Payments.

(a) If any payments, distributions or other benefits by or from URS to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (collectively, the “Payment”) and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Within any category of payments and benefits (such as cash payments, accelerated vesting of equity awards other than stock options, accelerated vesting of stock options, and other benefits paid to Employee), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are “deferred compensation”.

(b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (i) in Section 9(a) is subject to the Excise Tax, Employee agrees to promptly return to URS a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (ii) in Section 9(a), Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(c) Unless Employee and URS agree on an alternative accounting firm or law firm, all calculations required by this Section 9 shall be performed by the independent auditors retained by URS Delaware most recently prior to the change in control transaction (the “Auditors”), based on information supplied by URS and Employee.  If the Auditors are serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, URS shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  URS shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder and shall be entitled to rely upon such determinations, which shall be final and binding on URS and Employee.

10. Nondisclosure.

During the Term and thereafter (notwithstanding the termination of this Agreement or Employee’s employment hereunder), Employee shall not, without the prior written consent of the CEO or his designee or the Board, disclose or use for any purpose (except in the course of Employee’s employment under this Agreement and in furtherance of the business of URS) confidential information or proprietary data of URS, except as required by applicable law or legal process, in which case promptly and before disclosure Employee shall give notice to the Company of any such requirement or process; provided, however, that confidential information shall not include any information available from another source on a nonconfidential basis, known generally to the public, or ascertainable from public or published information (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business as, or a business similar to, that conducted by URS. Employee agrees to deliver to the Company at the termination of Employee’s employment, or at any other time the Company may request, all correspondence, email, memoranda, notes, plans, records, reports and other documents, materials, or electronic information (and copies or other embodiments thereof, in whole or in part) relating to the business of URS, which Employee may then possess or have under Employee’s control. Nothing in this Section 10 or elsewhere in this Agreement shall be deemed to waive, or to permit or authorize Employee to take any action which waives or could have the consequence of waiving, the attorney-client privilege, the work product doctrine or any other privilege or doctrine with respect to any information in the possession of Employee or any communication between Employee and URS or any of its directors, officers, employees, agents or other representatives.

11. Miscellaneous Provisions.

(a) Successors. Subject to Section 11(j) below and provided that the Employee may not delegate Employee’s duties hereunder without the consent of the Board, this Agreement and all rights hereunder shall inure to the benefit of, and be enforceable by, the parties’ successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered mail (return receipt requested and postage prepaid), or when telecopied. In the case of Employee, mailed notices shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing for income tax withholding purposes or by notice given pursuant to this Section 11(b). In the case of the Company, mailed notices shall be addressed to the corporate headquarters of URS Delaware as reflected in its most recent Report on Form 10-Q or Form 10-K filed with the U.S. Securities and Exchange Commission, directed to the attention of its Secretary. Telecopied notices shall be sent to such telephone number as the Company and Employee may specify for this purpose.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement.  This Agreement constitutes the entire, complete, and exclusive embodiment of the agreement of the parties with respect to the subject matter hereof.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement amends, restates, and supersedes all prior employment agreements and severance agreements between the parties, any other URS Entity, and their respective predecessors (including, without limitation, the Employment Agreement).

(e) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes and other payroll deductions required to be withheld by law. Employee hereby declares under penalty of perjury that the Social Security Number Employee has provided to the Company is true and accurate. To the extent permitted by applicable law, the Company shall also be entitled to withhold from or offset against any payments under this Agreement any amounts owed by Employee (whether or not liquidated) to the Company or any other URS Entity.

(f) Certain Reductions and Offsets. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement shall be reduced by any severance payments and benefits payable by URS to Employee under any policy, plan, program or arrangement, including, without limitation, any contract between the Employee and URS.

(g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to where the Employee has Employee’s residence or Principal Office or where Employee performs duties hereunder.

(h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i) Arbitration. To ensure timely and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any controversy or claim arising out of or relating to this Agreement, or the performance, breach, interpretation, or execution thereof, or Employee’s employment with the Company or the terms and conditions or termination thereof, or any action or omission of any kind whatsoever in the course of or connected in any way with any relations between URS and/or its affiliated entities and Employee, including without limitation all claims encompassed within the scope of the form of General Release attached to this Agreement as Exhibit A, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration, with such arbitration to be before a single arbitrator in accordance with the then current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) (which can be found at http://www.adr.org), and judgment on the award rendered by the arbitrator to be entered in any court having jurisdiction thereof. The arbitration shall be administered by the San Francisco, California regional office of the AAA and shall be conducted at the San Francisco, California offices of the AAA or at such other location in San Francisco, California as the AAA may designate. All fees and expenses of the arbitrator and the AAA shall be paid by the Company.  The Company and Employee shall each have the right to legal representation in any arbitration proceeding, at their own expense. The Company and Employee acknowledge and agree that any and all rights they may have to resolve their claims by a judge or jury trial are hereby expressly waived.  In the arbitration, the parties are entitled to discovery sufficient to arbitrate their disputes, as determined by the arbitrator. The arbitration shall be governed by the substantive laws of the state of California without regard to conflicts of law principles. The arbitrator shall have the discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that would otherwise be available in court. The arbitrator is also authorized to determine if an issue is subject to this arbitration provision.  The arbitrator will issue a written arbitration decision that states any award and reveals the essential findings and conclusions on which the award is based. Notwithstanding the above, this arbitration provision shall not prohibit: (i) administrative agency claims by Employee for workers’ compensation benefits, unemployment insurance benefits or unpaid wages; (ii) claims for benefits under a Company plan or charter document brought pursuant to a binding arbitration procedure specifically set forth in such plan or charter document; or (iii) actions to compel arbitration or to enforce or vacate an arbitration award.  Nothing in this Agreement is intended to prevent the Company or Employee from seeking or obtaining injunctive relief in court to prevent irreparable harm pending conclusion of any arbitration.  Moreover, nothing in this arbitration provision is intended to, or shall be construed as prohibiting Employee from filing an administrative charge with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or any state fair employment practices agency or other government agency, or from participating in any related administrative agency investigation, except that Employee acknowledges and agrees that Employee hereby waives Employee’s right to any monetary benefits in connection with any such claim, charge or proceeding.

(j) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 11(j) shall be void.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Name:           George L. Nash, Jr.

Date:           ________________

URS E&C Holdings, Inc.

Name:           ________________

Title:           ________________

Date:           ________________

Exhibit A

GENERAL RELEASE

This General Release (“Release”) is executed and delivered by George L. Nash, Jr. (“Employee”) to and for the benefit of URS E&C Holdings, Inc., URS Corporation, a Delaware corporation, and their respective parent, subsidiary or affiliated corporations or related entities (collectively, “Company”).

In consideration of certain payments and benefits which Employee will receive following termination of employment pursuant to the terms of the Employment Agreement entered into on [________________], 2014, between Employee and Company, and as amended from time to time (the “Agreement”), the sufficiency of which Employee hereby acknowledges, Employee hereby fully, finally, completely and generally releases, absolves and discharges Company, its predecessors, successors, subsidiaries, parents, related companies and business concerns, affiliates, partners, trustees, directors, officers, agents, attorneys, servants, representatives and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, arbitrations, unfair labor practice charges, wages, vacation payments, severance payments, obligations, commissions, overtime payments, workers compensation claims, debts, profit sharing or bonus claims, expenses, damages, judgments, orders and/or liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee, which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, through the date Employee executes this Release (“Claims”), including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected to Employee’s employment with or separation of employment from Company, including any Claims based on contract, tort, wrongful discharge, fraud, breach of fiduciary duty, attorneys’ fees and costs, harassment, discrimination and retaliation in employment, any and all acts or omissions in contravention of any federal, state or local laws or statutes (including, but not limited to, federal or state securities laws, any deceptive trade practices act or any similar act in any other state and the Racketeer Influenced and Corrupt Organizations Act), and any right to recovery based on local, state or federal age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, union affiliation or other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the National Labor Relations Act, the California Fair Employment and Housing Act, and any similar act in effect in any jurisdiction applicable to Employee or Company, all as amended. Employee represents that as of Employee’s execution of this Release, Employee has been paid all wages owed, has received all the leave and leave benefits and protections for which Employee is eligible, pursuant to the Family and Medical Leave Act or otherwise, and has not suffered any on-the-job injury for which Employee has not already filed a claim. Notwithstanding the above, Employee is (a) not releasing any claim that cannot be waived under applicable state or federal law and (b) not releasing any rights that Employee has to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between Employee and the Company, or any directors’ and officers’ liability insurance policy of the Company. Further, nothing in this Release shall prevent Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, and any other administrative or government agency in any jurisdiction applicable to Employee or Company, except that Employee acknowledges and agrees that Employee shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any Claims released herein.

During the time Employee is entitled to any Change in Control Payment, Severance Payment or Severance Benefits, as defined and provided in the Agreement, Employee agrees (i) to assist, as reasonably requested by Company, in the transition of Employee’s responsibilities and (ii) not to, directly or indirectly, solicit or attempt to solicit any employee, independent contractor or consultant of Company to terminate or cease his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

Employee agrees to cooperate with the Company in responding to the reasonable requests of the Company in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its current or former affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Employee’s cooperation necessary or desirable. In such matters, Employee agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Employee also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Employee in connection with any such proceedings, unless Employee is expressly prohibited by law from so doing. The failure by Employee to cooperate fully with the Company in accordance with this provision will be a material breach of the terms of this Agreement, which will excuse all commitments of the Company to provide severance or other benefits to Employee under any agreement. The Company agrees to reimburse Employee for all reasonable out-of-pocket expenses Employee incurs in connection with the performance of Employee’s obligations under this section; provided, however, that such expenses shall not include attorneys fees, foregone wages or payment for services provided under this section.

Without superseding any other agreements, including the Agreement, and obligations Employee has with respect thereto, (i) Employee agrees not to divulge or use, at any time, any information that might be of a confidential or proprietary nature relative to Company, and (ii) Employee agrees to keep confidential all information contained in this Release (except to the extent (A) Company consents in writing to disclosure, (B) Employee is required by process of law to make such disclosure and Employee promptly notifies Company of receipt by Employee of such process, or (C) such information previously shall have become publicly available other than by breach hereof on the part of Employee).

Employee acknowledges and agrees that neither anything in this Release nor the offer, execution, delivery, or acceptance thereof shall be construed as an admission by Company of any kind, and this Release shall not be admissible as evidence in any proceeding except to enforce this Release.

It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, grievances and causes of action, if any, as well as those relating to any other claims, demands, grievances and causes of action hereinabove specified, and elects to assume all risks for claims, demands, grievances and causes of action that now exist in Employee’s favor, known or unknown, that are released under this Release. Employee represents that Employee is not aware of any claims other than the claims that are released by this instrument.  Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.  Employee further acknowledges that Employee is familiar with the provisions of California Civil Code Section 1542, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee, being aware of such Code section, hereby waives any rights Employee may have thereunder, as well as under any other statute or common law principle of similar effect.

If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release which can be given effect without the invalid provision or application. To this end, the provisions of this Release are severable, and any provision hereof held invalid shall be deemed modified to effect the intent of this Release insofar as possible under applicable law.

Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.

ADEA Notice To Employee (Applicable If Age 40 or Older)

If Employee is 40 years of age or older, the law requires that Employee be advised and Company hereby advises Employee in writing to consult with an attorney and discuss this Release before executing it. Employee acknowledges Company has provided to Employee at least twenty-one (21) calendar days (forty-five (45) calendar days, in the case of a group termination) within which to review and consider this Release before signing it.

Should Employee decide not to use the full twenty-one (21) or forty-five (45) days, as applicable, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire twenty-one (21) or forty-five (45) days to consult an attorney and/or consider this Release. Employee acknowledges that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this Release and that it shall not become effective or enforceable until such revocation period has expired. Employee further acknowledges and agrees that such revocation must be in writing and delivered to Company in accordance with the Notice provision in the Agreement and must be received by Company as so addressed not later than midnight on the seventh (7th) day following Employee’s execution of this Release. If Employee so revokes this Release, the Release shall not be effective or enforceable and Employee will not receive the monies and benefits described above. If Employee does not revoke this Release in the time frame specified above, the Release shall become effective at 12:00:01 A.M. on the eighth (8th) day after it is signed by Employee.

Employee acknowledges that as part of this Release Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA (the “ADEA Waiver”). Employee also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that Employee’s ADEA Waiver does not apply to any rights or claims that arise after the date Employee executes this Release.

In the case of a group termination, the law requires that Employee be provided a detailed list of the job titles and ages of all employees whose employment was terminated in the group termination and the ages of all employees of the Company in the same job classification or organizational unit whose employment was not terminated. If involved in a group termination, by signing below the Employee acknowledges that Employee has been provided with this information.

Effective Date For Employee If Under Age 40

If Employee is less than 40 years of age, the ADEA Notice to Employee section immediately above will not apply, and this Release shall become effective on the day it is signed by Employee and received by the Company.

PLEASE READ THIS ENTIRE GENERAL RELEASE CAREFULLY.  IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I have read and understood the foregoing General Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Release voluntarily and with full understanding of its consequences.

Name: George L. Nash, Jr.

Date: _________________